MAA Reports Third Quarter Results

MEMPHIS, Tenn., Nov. 1, 2012 /PRNewswire/ -- MAA, (NYSE: MAA), today announced earnings results for the third quarter of 2012.

Net income available for common shareholders for the quarter ended September 30, 2012 was $30.9 million, or $0.74 per diluted common share, as compared to $13.8 million, or $0.37 per diluted common share, for the quarter ended September 30, 2011. Net income results for the quarter ended September 30, 2012 included $16.1 million, or $0.37 per diluted common share, related to gains on the sale of real estate, while net income results for the quarter ended September 30, 2011 included $4.9 million, or $0.13 per diluted common share, related to gains on the sale of real estate.

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Funds from operations, or FFO, a widely accepted measure of performance for real estate investment trusts, was $48.2 million, representing $1.11 per diluted share/unit, or per Share, for the quarter ended September 30, 2012, as compared to $39.2 million, or $1.00 per Share, for the quarter ended September 30, 2011.

A reconciliation of FFO to net income attributable to MAA and an expanded discussion of the components of FFO can be found later in this release.

Third Quarter Highlights

  FFO per Share increased 11% as compared to the same quarter in the prior year.  As a result of the strong third quarter performance, management has raised FFO guidance for the year to a new range of $4.46 to $4.56 per share.
  Same store net operating income, or NOI, for the third quarter grew 6.7% as compared to the prior year.
  Physical occupancy for the same store portfolio averaged 96.1% for the quarter, while average effective rent grew 5.2% over the same period in the prior year.
  Resident turnover remained historically low at 56.6% on a trailing twelve month basis.
  MAA acquired four new wholly-owned communities during the third quarter for a total investment of $218 million, and sold five wholly-owned communities for $47.3 million in total proceeds.
  Construction and lease-up continues on four communities under development.  At the end of the third quarter, $108.8 million of the $143.8 million estimated total cost was funded, with 632 of the 1,220 total units completed and 64% leased.
  During the third quarter, MAA received a first-time issuer investment grade rating of Baa2 from Moody's Investors Service and issued $175 million of privately placed Senior Unsecured Notes, with an average term of 9.5 years and average interest rate of 4.02%, using the proceeds to further reduce secured debt outstanding.
  MAA's Board of Directors approved the payment of the 75th consecutive quarterly common dividend at an annual rate of $2.64 per share.  For 75 consecutive quarters MAA's cash dividend paid to common shareholders has never been suspended or reduced.

Eric Bolton, Chairman and Chief Executive Officer, said, "Strong leasing conditions continue to drive solid occupancy and robust rent growth throughout the portfolio. We expect continued favorable leasing conditions across our markets, increasing levels of earnings from our new development pipeline and a strong balance sheet will enable MAA to capture another record year of earnings performance in 2013."

Third Quarter Same Store Operating Results

Same store operating results include 40,609 units in 136 communities that have comparable results for periods presented.

Percent Change From Three Months Ended September 30, 2011 (Prior Year):
					Average
				Physical	Effective
Markets	Revenue	Expense	NOI	Occupancy	Rent per Unit
Large	5.8%	2.7%	8.3%	0.0%	6.3%
Secondary	2.4%	-0.9%	4.9%	-0.2%	3.8%
Total Same Store	4.2%	1.0%	6.7%	-0.1%	5.2%

Same store NOI for the third quarter of 2012 grew 6.7% over the same period a year ago, based on 4.2% growth in revenues and 1.0% growth in operating expenses for the quarter. Revenue growth for the same store portfolio was primarily related to a 5.2% increase in the average effective rent per unit for the third quarter, compared to the prior year. Physical occupancy for the same store portfolio ended the third quarter of 2012 at 96.1%, compared to 96.2% for the same period a year prior. Effective occupancy for the third quarter was 94.7%, compared to 95.1% in the prior year. Repair and maintenance and utilities costs for the quarter declined from the prior year, while real estate tax expense reflected favorable valuation assessments received during the third quarter, all moderating quarterly growth over the prior year.

On a sequential quarterly basis, same store NOI grew 0.1%, based on a 1.5% growth in revenues and a 3.5% growth in operating expenses from the prior quarter, primarily related to seasonal factors.

A reconciliation of NOI to net income attributable to MAA and an expanded discussion of the components of NOI can be found later in this release.

Acquisition and Disposition Activity

During the third quarter, MAA acquired four new wholly-owned apartment communities, averaging approximately four years of age, for a total investment of $218 million, the Allure at Brookwood, a 349-unit urban style community located in Atlanta, Georgia, the Retreat at Lake Nona, a 394-unit garden style community located in Orlando, Florida, the Haven at Blanco, a 436-unit garden style community located in San Antonio, Texas, and Market Station, a 323-unit urban style community located in Kansas City, Missouri, which represents a new market for the company.

As part of the annual recycling plan, MAA also sold five wholly-owned communities during the third quarter, averaging approximately 25 years of age, for total proceeds of $47.3 million. The communities sold include three located in the Atlanta metropolitan area, Hidden Lake, Westbury Springs, and Park Walk, as well as two communities located in the Cincinnati metropolitan area, Fairways at Royal Oak and TPC Florence. The company has one additional community, Walden Run located in the Atlanta metropolitan area, currently under contract to sell, which is expected to close during the fourth quarter.

This activity brings MAA's year-to-date acquisition volume to $345 million, including one community acquired from Fund II, and year-to-date disposition volume to $99.6 million.

Development Activity

Construction and lease-up on the four communities currently under development continues to progress well. During the third quarter, MAA funded an additional $11.7 million of development costs, bringing the total investment to-date in the four communities to $108.8 million of the estimated $143.8 million full cost of the projects. Construction on Ridge at Chenal Valley, in Little Rock, was completed during the third quarter with 69% of the units leased at quarter-end. Cool Springs, in Nashville, was 75% delivered at quarter end, with 60% of the delivered units leased. Subsequent to quarter-end, MAA entered an agreement and purchased a 2.0 acre tract of land to develop an additional 294-unit community located in Jacksonville, Florida. The planned community, 220 Riverside, is an urban infill project which is part of a larger redevelopment of Jacksonville's Central Business District and surrounding area that benefits from financial incentives provided by the city. The total investment for the new community is expected to be approximately $39.5 million on completion. Construction is expected to begin during the fourth quarter of 2012 with the first units projected to be delivered mid-2014.

Financing Activity

MAA completed several important financing initiatives during the third quarter. In July, Moody's Investors Service assigned MAA a first time issuer rating of Baa2. This new rating, combined with the existing BBB rating from Fitch Ratings, allowed the company's unsecured credit facility and unsecured term loan to revert to a "built-in" investment grade pricing option, reducing costs of outstanding borrowings. Also in July, MAA expanded its existing unsecured credit facility to $325 million, providing additional unsecured debt capacity for development and acquisition activity.

In August, MAA issued $175 million of Senior Unsecured Notes, privately placed. The notes were issued in four separate tranches, bearing an average interest rate of 4.02% and an average maturity of 9.5 years. Funding for the notes occurs over three separate funding dates with a total of $121 million funded during the third quarter and the remaining $54 million to be funded in November. The proceeds from the notes will be used primarily to refinance outstanding secured debt, further expanding MAA's unencumbered portfolio, as well as to fund development and acquisition activity.

Also during the third quarter, MAA issued approximately 813,000 common shares through its At-the-Market, or ATM equity program, generating $53.7 million in net proceeds. The shares were issued at an average price of $67.07 per share, and the funds were primarily used to fund MAA's acquisition and development activity.

Balance Sheet Strength

As of September 30, 2012, MAA's ratio of debt-to-market capitalization was 37% (based on the September 28, 2012 closing stock price of $65.31), and MAA's debt-to-gross assets ratio (based on gross book value at quarter end) was 45%. At the end of the quarter, total debt of $1.7 billion was outstanding at an average interest rate of 3.7%, with 90% of the total fixed or hedged against rising interest rates. Following the credit facility expansion in July, MAA has almost $230 million of capacity from cash and additional unsecured borrowing availability under current credit facilities. For the third quarter, MAA's EBITDA covered fixed charges 4.3 times. Year-to-date MAA has reduced outstanding secured debt balances by $322 million, or 21%, and increased the companies unencumbered asset pool to 51% of total gross assets, from 24% a year ago.

Capital Expenditures

MAA continues its redevelopment program at select communities throughout the portfolio. During the third quarter, MAA renovated 1,055 units at an average cost of approximately $4,160 per unit, achieving rental rate increases of 9.4% above non-renovated units. To date, over 16,400 units have been renovated through this program, achieving an average projected unleveraged internal rate of return of approximately 11% for the entire program.

Recurring capital expenditures totaled $6.0 million for the third quarter of 2012, approximately $0.14 per Share, resulting in adjusted funds from operations, or AFFO, of $0.98 per Share for the quarter, a 20% increase over the same period in the prior year. On a year-to-date basis, recurring capital expenditures totaled $22.9 million for 2012, approximately $0.54 per Share, resulting in adjusted funds from operations, or AFFO, of $2.82 per Share for the nine month period, a 21% increase over the same period in the prior year.

Total property capital expenditures for the third quarter of 2012 were $10.6 million on existing properties, an additional $4.2 million on the redevelopment program, and $11.7 million on the new development projects.

A reconciliation of AFFO to net income attributable to MAA and an expanded discussion of the components of AFFO can be found later in this release.

75th Consecutive Quarterly Common Dividend Declared

MAA's Board of Directors voted to continue the quarterly dividend at an annual rate of $2.64 per common share/unit, and declared its 75th consecutive quarterly common dividend which was paid on October 31, 2012 to holders of record on October 15, 2012.

2012 FFO per Share Guidance Increased

MAA is updating its FFO per Share guidance for 2012 based on the company's performance during the third quarter and its updated expectations for the remainder of the year. Management now expects full-year 2012 FFO per Share to range from $4.46 to $4.56, which is a $0.04 per Share increase over the prior guidance mid-point. FFO per Share is now expected to be in the $1.10 to $1.20 range for the fourth quarter.

Management continues to forecast full year 2012 same store NOI growth in the 5.0% to 6.0% range, now expecting performance at the top end of the range. Revenue growth is projected to be in the range 4.5% to 5.5%, consistent with earlier guidance, with expense growth now expected to range 2.5% to 3.5% for the year.

Given the increased acquisition activity during the third quarter, the company now expects wholly-owned acquisition volume to range between $345 million and $400 million for the full year 2012, while dispositions are projected to be approximately $113 million.

Consistent with prior guidance, MAA projects funding for its development pipeline to be in a range of $80 million to $85 million for the year, and total capital expenditures at existing communities, including the redevelopment program, to range between $55 million and $57 million for the full year.

MAA projects total leverage, defined as net-debt-to-gross assets, to end the year in the 44% to 46% range, with average interest costs expected to range between 3.7% and 3.8% for the full year.

Supplemental Material and Conference Call

Supplemental data to this release can be found on the investor relations page of the MAA web site at www.maac.com. MAA will host a conference call to further discuss third quarter results on Friday, November 2, 2012, at 9:00 AM Central Time. The conference call-in number is 866-219-5885 and the moderator's name is Leslie Wolfgang. MAA's filings with the Securities and Exchange Commission are filed under the registrant name of Mid-America Apartment Communities, Inc.

About MAA

MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 49,723 apartment units throughout the Sunbelt region of the U.S. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com. 6584 Poplar Ave., Memphis, TN 38138.

Forward-Looking Statements

We consider portions of this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to our expectations for future periods. Forward looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, development and renovation activity as well as other capital expenditures, capital raising activities, rent growth, occupancy and rental expense growth. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included herein may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

  inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
  the availability or not of credit, including mortgage financing, and the liquidity of the debt markets, including a material deterioration of the financial condition of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation;
  inability to replace financing with the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation should their investment in the multifamily industry shrink or cease to exist;
  inability to acquire funding through the capital markets;
  failure of new acquisitions to achieve anticipated results or be efficiently integrated into us;
  failure of development communities to be completed, if at all, on a timely basis or to lease-up as anticipated;
  increasing real estate taxes and insurance costs;
  inability of a joint venture to perform as expected;
  inability to acquire additional or dispose of existing apartment units on favorable economic terms;
  unexpected capital needs;
  losses from catastrophes in excess of our insurance coverage;
  changes in interest rate levels, including that of variable rate debt, such as extensively used by us;
  loss of hedge accounting treatment for interest rate swaps and interest rate caps;
  inability to pay required distributions to maintain REIT status;
  the continuation of the good credit of our interest rate swap and cap providers;
  inability to meet loan covenants;
  significant decline in market value of real estate serving as collateral for mortgage obligations;
  imposition of federal taxes if we fail to qualify as a REIT under the Internal Revenue Code in any taxable year or foregone opportunities to ensure REIT status;
  inability to attract and retain qualified personnel;
  potential liability for environmental contamination;
  adverse legislative or regulatory tax changes; and
  litigation and compliance costs associated with laws requiring access for disabled persons.

Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in its reports on Form 10-Q and Form 10-K.

CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands except per share data
	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Property revenues	$126,901	$110,056	$364,056	$315,984
Management fee income	209	265	687	751
Property operating expenses	(52,832)	(47,982)	(150,571)	(135,027)
Depreciation and amortization	(31,984)	(28,052)	(92,687)	(81,103)
Acquisition expense	(1,343)	(592)	(1,574)	(2,331)
Property management expenses	(5,460)	(4,904)	(16,484)	(15,242)
General and administrative expenses	(3,527)	(3,996)	(10,436)	(14,045)
Income from continuing operations before non-operating items	31,964	24,795	92,991	68,987
Interest and other non-property income	89	140	343	599
Interest expense	(14,698)	(15,183)	(42,978)	(42,681)
(Loss) gain on debt extinguishment	-	(63)	5	(111)
Amortization of deferred financing costs	(971)	(724)	(2,611)	(2,146)
Net casualty gains (loss) and other settlement proceeds	(22)	(286)	(24)	(692)
Gain (loss) on sale of non-depreciable and non-real assets	48	147	45	163
Income from continuing operations before
loss from real estate joint ventures	16,410	8,826	47,771	24,119
Loss from real estate joint ventures	(72)	(107)	(170)	(530)
Income from continuing operations	16,338	8,719	47,601	23,589
Discontinued operations:
(Loss) income from discontinued operations before gain	(451)	805	500	2,777
Net casualty loss and other settlement proceeds in
discontinued operations	99	-	43	(7)
Gain on sale of discontinued operations	16,092	4,927	38,474	4,927
Consolidated net income	32,078	14,451	86,618	31,286
Net income attributable to noncontrolling interests	(1,212)	(660)	(3,702)	(1,223)
Net income available for common shareholders	$ 30,866	$ 13,791	$ 82,916	$ 30,063

Earnings per share - Diluted shares	43,221	39,300	42,567	38,722
Net income per share available for common shareholders - Diluted (1)	$0.74	$0.37	$2.03	$0.81

(1) Equals the more dilutive of the treasury stock or two class methods. The impact of partnership units is included in dilutive earnings per share calculations for the periods when it is dilutive to earnings per share.

FUNDS FROM OPERATIONS
In thousands except per share data
	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Net income attributable to MAA	$ 30,866	$ 13,791	$ 82,916	$ 30,063
Depreciation and amortization of real estate assets	31,404	27,490	90,924	79,460
Net casualty loss and other settlement proceeds	22	286	24	692
Net casualty (gain) loss and other settlement proceeds
in discontinued operations	(99)	-	(43)	7
Depreciation and amortization of real estate assets
of discontinued operations	416	1,381	2,414	4,226
Gain on sale of discontinued operations	(16,092)	(4,927)	(38,474)	(4,927)
Depreciation and amortization of real estate assets
of real estate joint ventures	442	567	1,437	1,708
Net income attributable to noncontrolling interests	1,212	660	3,702	1,223
Funds from operations	48,171	39,248	142,900	112,452
Recurring capital expenditures	(6,006)	(7,181)	(22,932)	(22,414)
Adjusted funds from operations	$ 42,165	$ 32,067	$119,968	$ 90,038

Weighted average common shares and units - Diluted	43,221	39,300	42,567	38,722

Funds from operations per share and unit - Diluted	$1.11	$1.00	$3.36	$2.90
Adjusted funds from operations per share and unit - Diluted	$0.98	$0.82	$2.82	$2.33

CONSOLIDATED BALANCE SHEETS
In thousands
	Sept 30, 2012	Dec 31, 2011
Assets
Real estate assets
Land	$ 388,007	$ 333,846
Buildings and improvements	3,133,211	2,879,289
Furniture, fixtures and equipment	96,372	92,170
Capital improvements in progress	61,801	53,790
	3,679,391	3,359,095
Accumulated depreciation	(995,479)	(961,724)
	2,683,912	2,397,371
Land held for future development	1,205	1,306
Commercial properties, net	7,835	8,125
Investments in real estate joint ventures	5,160	17,006
Real estate assets, net	2,698,112	2,423,808
Cash and cash equivalents	13,422	57,317
Restricted cash	1,299	1,362
Deferred financing costs, net	15,252	14,680
Other assets	33,484	29,195
Goodwill	4,106	4,106
Assets held for sale	10,160	-
Total assets	$ 2,775,835	$ 2,530,468

Liabilities and Shareholders' Equity
Liabilities
Secured notes payable	$ 1,192,258	$ 1,514,755
Unsecured notes payable	514,000	135,000
Accounts payable	5,637	2,091
Fair market value of interest rate swaps	25,816	33,095
Accrued expenses and other liabilities	101,075	91,718
Security deposits	6,745	6,310
Liabilities associated with assets held for sale	299	-
Total liabilities	1,845,830	1,782,969
Redeemable stock	4,633	4,037
Shareholders' equity
Common stock	419	389
Additional paid-in capital	1,520,250	1,375,623
Accumulated distributions in excess of net income	(596,027)	(621,833)
Accumulated other comprehensive losses	(30,467)	(35,848)
Total MAA shareholders' equity	894,175	718,331
Noncontrolling interest	31,197	25,131
Total equity	925,372	743,462
Total liabilities and shareholders' equity	$ 2,775,835	$ 2,530,468

SHARE AND UNIT DATA
In thousands
	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
NET INCOME SHARES (1)
Weighted average common shares - Basic	41,405	37,274	40,634	36,612
Weighted average partnership units outstanding	1,781	1,946	1,859	2,009
Effect of dilutive securities	35	80	74	101
Weighted average common shares - Diluted	43,221	39,300	42,567	38,722
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - Basic	43,186	39,220	42,493	38,620
Weighted average common shares and units - Diluted	43,221	39,300	42,567	38,722
PERIOD END SHARES AND UNITS
Common shares at September 30,	41,925	37,824	41,925	37,824
Partnership units at September 30,	1,775	1,942	1,775	1,942

(1) For additional information on the calculation of diluted shares and earnings per share, please refer to the Notes to
Condensed Consolidated Financial Statements in our Form 10-Q filed with the Securities and Exchange Commission.

NON-GAAP FINANCIALS AND OTHER DEFINITIONS

Adjusted Funds From Operations (AFFO)

For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures, the amount charged to retire preferred stock in excess of carrying values and asset impairment. As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Average Effective Rent

Average effective rent per unit is equal to the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. We believe average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Development Portfolio

Communities remain identified as development until certificates of occupancies are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Portfolio.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)

For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure we use as a performance measure. As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Funds From Operations (FFO)

FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, asset impairment, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis.

Disposition of real estate assets includes sales of real estate included in discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income.

MAA believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

NON-GAAP FINANCIALS AND OTHER DEFINITIONS continued

Lease-up Portfolio

New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Portfolio until stabilized.

Net Operating Income (NOI)

Net operating income represents total property revenues less total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. We believe NOI by market is a helpful tool in evaluating the operating performance within our markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Other Non-Same Store Portfolio

Other Non-Same Store includes recent acquisitions, communities in development or lease-up, communities which are being extensively renovated in which at least $5,500 per apartment unit is being invested on at least 50% of unit turns and communities which have been approved by the Board of Directors for disposition.

Same Store Portfolio

We review our Same Store Portfolio at the beginning of each calendar year. Communities are generally added into the Same Store Portfolio after they have been owned and have been stabilized for at least 12 months.

Communities which are being extensively renovated in which at least $5,500 per apartment unit is being invested on at least 50% of unit turns are excluded from the Same Store Portfolio. Twelve months after the renovations at a community are substantially complete, communities are returned to the Same Store Portfolio beginning the next calendar year.

Also excluded from our Same Store Portfolio are communities that have been approved by the Board of Directors for disposition.

Communities are designated within our Same Store Portfolio as operating in Large or Secondary markets.

Large Market Same Store communities are generally those communities in markets with a population of at least one million and at least 1% of the total public multifamily REIT units.

Secondary Market Same Store communities are generally those communities in markets with either a population less than one million or less than 1% of the total public multifamily REIT units, or both.

Stabilized Communities

Communities are considered stabilized after achieving 90% occupancy for 90 days.

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com